UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934*

(Amendment No. 1)

Hudson Pacific Properties, Inc.

(Name of Issuer)

Common Stock, par value $.01 per share

(Title of Class of Securities)

444097109

(CUSIP Number)

Frank Cohen

The Blackstone Group LP

345 Park Avenue

New York, New York 10154

Tel: (212) 583-5000

with a copy to:

Brian M. Stadler, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Tel: (212) 455-2000

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

December 31, 2015

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box:  ☐

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 240.13d-7 for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D

CUSIP No. 444097109

1	NAMES OF REPORTING PERSONS HPP BREP V Holdco A LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 7,339,856*
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 7,339,856*
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,339,856*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.7%*
14	TYPE OF REPORTING PERSON (See Instructions) OO

*	Without regard to the Ownership Limitation (as defined in the Original Schedule 13D).

SCHEDULE 13D

CUSIP No. 444097109

1	NAMES OF REPORTING PERSONS HPP BREP V Holdco B LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 6,740,703*
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 6,740,703*
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,740,703*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.0%*
14	TYPE OF REPORTING PERSON (See Instructions) OO

*	Without regard to the Ownership Limitation (as defined in the Original Schedule 13D).

SCHEDULE 13D

CUSIP No. 444097109

1	NAMES OF REPORTING PERSONS HPP BREP V.TE.1 Holdco A LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 2,568,827*
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 2,568,827*
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,568,827*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.8%*
14	TYPE OF REPORTING PERSON (See Instructions) OO

*	Without regard to the Ownership Limitation (as defined in the Original Schedule 13D).

SCHEDULE 13D

CUSIP No. 444097109

1	NAMES OF REPORTING PERSONS HPP BREP V.TE.1 Holdco B LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 2,359,132*
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 2,359,132*
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,359,132*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.6%*
14	TYPE OF REPORTING PERSON (See Instructions) OO

*	Without regard to the Ownership Limitation (as defined in the Original Schedule 13D).

SCHEDULE 13D

CUSIP No. 444097109

1	NAMES OF REPORTING PERSONS HPP BREP V.TE.2 Holdco A LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 6,599,768*
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 6,599,768*
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,599,768*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.0%*
14	TYPE OF REPORTING PERSON (See Instructions) OO

*	Without regard to the Ownership Limitation (as defined in the Original Schedule 13D).

SCHEDULE 13D

CUSIP No. 444097109

1	NAMES OF REPORTING PERSONS HPP BREP V.TE.2 Holdco B LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 6,061,030*
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 6,061,030*
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,061,030*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.3%*
14	TYPE OF REPORTING PERSON (See Instructions) OO

*	Without regard to the Ownership Limitation (as defined in the Original Schedule 13D).

SCHEDULE 13D

CUSIP No. 444097109

1	NAMES OF REPORTING PERSONS HPP BREP V.F Holdco A LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 1,804,603*
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 1,804,603*
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,804,603*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.0%*
14	TYPE OF REPORTING PERSON (See Instructions) OO

*	Without regard to the Ownership Limitation (as defined in the Original Schedule 13D).

SCHEDULE 13D

CUSIP No. 444097109

1	NAMES OF REPORTING PERSONS HPP BREP V.F Holdco B LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 1,657,293*
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 1,657,293*
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,657,293*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.8%*
14	TYPE OF REPORTING PERSON (See Instructions) OO

*	Without regard to the Ownership Limitation (as defined in the Original Schedule 13D).

SCHEDULE 13D

CUSIP No. 444097109

1	NAMES OF REPORTING PERSONS HPP BRE Holdings V Holdco A LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 739,720*
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 739,720*
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 739,720*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.8%*
14	TYPE OF REPORTING PERSON (See Instructions) OO

*	Without regard to the Ownership Limitation (as defined in the Original Schedule 13D).

SCHEDULE 13D

CUSIP No. 444097109

1	NAMES OF REPORTING PERSONS HPP BRE Holdings V Holdco B LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 678,659*
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 678,659*
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 678,659*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.8%*
14	TYPE OF REPORTING PERSON (See Instructions) OO

*	Without regard to the Ownership Limitation (as defined in the Original Schedule 13D).

SCHEDULE 13D

CUSIP No. 444097109

1	NAMES OF REPORTING PERSONS HPP BREP VI Holdco A LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 5,117,690*
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 5,117,690*
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,117,690*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.5%*
14	TYPE OF REPORTING PERSON (See Instructions) OO

*	Without regard to the Ownership Limitation (as defined in the Original Schedule 13D).

SCHEDULE 13D

CUSIP No. 444097109

1	NAMES OF REPORTING PERSONS HPP BREP VI Holdco B LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 4,708,277*
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 4,708,277*
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,708,277*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.0%*
14	TYPE OF REPORTING PERSON (See Instructions) OO

*	Without regard to the Ownership Limitation (as defined in the Original Schedule 13D).

SCHEDULE 13D

CUSIP No. 444097109

1	NAMES OF REPORTING PERSONS HPP BREP VI.TE.1 Holdco A LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 1,490,425*
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 1,490,425*
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,490,425*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.6%*
14	TYPE OF REPORTING PERSON (See Instructions) OO

*	Without regard to the Ownership Limitation (as defined in the Original Schedule 13D).

SCHEDULE 13D

CUSIP No. 444097109

1	NAMES OF REPORTING PERSONS HPP BREP VI.TE.1 Holdco B LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 1,371,192*
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 1,371,192*
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,371,192*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.5*
14	TYPE OF REPORTING PERSON (See Instructions) OO

*	Without regard to the Ownership Limitation (as defined in the Original Schedule 13D).

SCHEDULE 13D

CUSIP No. 444097109

1	NAMES OF REPORTING PERSONS HPP BREP VI.TE.2 Holdco A LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 3,124,730*
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 3,124,730*
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,124,730*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.4%*
14	TYPE OF REPORTING PERSON (See Instructions) OO

*	Without regard to the Ownership Limitation (as defined in the Original Schedule 13D).

SCHEDULE 13D

CUSIP No. 444097109

1	NAMES OF REPORTING PERSONS HPP BREP VI.TE.2 Holdco B LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 2,874,753*
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 2,874,753*
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,874,753*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.1%*
14	TYPE OF REPORTING PERSON (See Instructions) OO

*	Without regard to the Ownership Limitation (as defined in the Original Schedule 13D).

SCHEDULE 13D

CUSIP No. 444097109

1	NAMES OF REPORTING PERSONS HPP BREP VI AV Holdco A LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 2,536,416*
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 2,536,416*
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,536,416*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.8%*
14	TYPE OF REPORTING PERSON (See Instructions) OO

*	Without regard to the Ownership Limitation (as defined in the Original Schedule 13D).

SCHEDULE 13D

CUSIP No. 444097109

1	NAMES OF REPORTING PERSONS HPP BREP VI AV Holdco B LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 2,333,504*
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 2,333,504*
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,333,504*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.5%*
14	TYPE OF REPORTING PERSON (See Instructions) OO

*	Without regard to the Ownership Limitation (as defined in the Original Schedule 13D).

SCHEDULE 13D

CUSIP No. 444097109

1	NAMES OF REPORTING PERSONS HPP BREP (AIV) VI Holdco A LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 15,791*
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 15,791*
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,791*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.02%*
14	TYPE OF REPORTING PERSON (See Instructions) OO

*	Without regard to the Ownership Limitation (as defined in the Original Schedule 13D).

SCHEDULE 13D

CUSIP No. 444097109

1	NAMES OF REPORTING PERSONS HPP BREP (AIV) VI Holdco B LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 14,528*
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 14,528*
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,528*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.02%*
14	TYPE OF REPORTING PERSON (See Instructions) OO

*	Without regard to the Ownership Limitation (as defined in the Original Schedule 13D).

SCHEDULE 13D

CUSIP No. 444097109

1	NAMES OF REPORTING PERSONS HPP BRE Holdings VI Holdco A LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 90,383*
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 90,383*
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 90,383*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%*
14	TYPE OF REPORTING PERSON (See Instructions) OO

*	Without regard to the Ownership Limitation (as defined in the Original Schedule 13D).

SCHEDULE 13D

CUSIP No. 444097109

1	NAMES OF REPORTING PERSONS HPP BRE Holdings VI Holdco B LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 83,152*
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 83,152*
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 83,152*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%*
14	TYPE OF REPORTING PERSON (See Instructions) OO

*	Without regard to the Ownership Limitation (as defined in the Original Schedule 13D).

SCHEDULE 13D

CUSIP No. 444097109

1	NAMES OF REPORTING PERSONS HPP BFREP VI SMD Holdco A LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 309,182*
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 309,182*
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 309,182*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.3%*
14	TYPE OF REPORTING PERSON (See Instructions) OO

*	Without regard to the Ownership Limitation (as defined in the Original Schedule 13D).

SCHEDULE 13D

CUSIP No. 444097109

1	NAMES OF REPORTING PERSONS HPP BFREP VI SMD Holdco B LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 284,449*
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 284,449*
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 284,449*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.3%*
14	TYPE OF REPORTING PERSON (See Instructions) OO

*	Without regard to the Ownership Limitation (as defined in the Original Schedule 13D).

SCHEDULE 13D

CUSIP No. 444097109

1	NAMES OF REPORTING PERSONS Blackstone Real Estate Partners V L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 14,080,559*
	8	SHARED VOTING POWER 2,570,728*
	9	SOLE DISPOSITIVE POWER 14,080,559*
	10	SHARED DISPOSITIVE POWER 2,570,728*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 16,651,287*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.0%*
14	TYPE OF REPORTING PERSON (See Instructions) PN

*	Without regard to the Ownership Limitation (as defined in the Original Schedule 13D).

SCHEDULE 13D

CUSIP No. 444097109

1	NAMES OF REPORTING PERSONS Blackstone Real Estate Partners V.TE.1 L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 4,927,959*
	8	SHARED VOTING POWER 31,736*
	9	SOLE DISPOSITIVE POWER 4,927,959*
	10	SHARED DISPOSITIVE POWER 31,736*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,959,695*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.3%*
14	TYPE OF REPORTING PERSON (See Instructions) PN

*	Without regard to the Ownership Limitation (as defined in the Original Schedule 13D).

SCHEDULE 13D

CUSIP No. 444097109

1	NAMES OF REPORTING PERSONS Blackstone Real Estate Partners V.TE.2 L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 12,660,798*
	8	SHARED VOTING POWER 31,736*
	9	SOLE DISPOSITIVE POWER 12,660,798*
	10	SHARED DISPOSITIVE POWER 31,736*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,692,534*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.6%*
14	TYPE OF REPORTING PERSON (See Instructions) PN

*	Without regard to the Ownership Limitation (as defined in the Original Schedule 13D).

SCHEDULE 13D

CUSIP No. 444097109

1	NAMES OF REPORTING PERSONS Blackstone Real Estate Partners V.F L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 3,461,896*
	8	SHARED VOTING POWER 31,736*
	9	SOLE DISPOSITIVE POWER 3,461,896*
	10	SHARED DISPOSITIVE POWER 31,736*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,493,632*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.8%*
14	TYPE OF REPORTING PERSON (See Instructions) PN

*	Without regard to the Ownership Limitation (as defined in the Original Schedule 13D).

SCHEDULE 13D

CUSIP No. 444097109

1	NAMES OF REPORTING PERSONS Blackstone Real Estate Holdings V L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 1,418,379*
	8	SHARED VOTING POWER 31,736*
	9	SOLE DISPOSITIVE POWER 1,418,379*
	10	SHARED DISPOSITIVE POWER 31,736*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,450,115*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.6%*
14	TYPE OF REPORTING PERSON (See Instructions) PN

*	Without regard to the Ownership Limitation (as defined in the Original Schedule 13D).

SCHEDULE 13D

CUSIP No. 444097109

1	NAMES OF REPORTING PERSONS Blackstone Real Estate Partners VI L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 9,825,967*
	8	SHARED VOTING POWER 2,538,992*
	9	SOLE DISPOSITIVE POWER 9,825,967*
	10	SHARED DISPOSITIVE POWER 2,538,992*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,364,959*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.3%*
14	TYPE OF REPORTING PERSON (See Instructions) PN

*	Without regard to the Ownership Limitation (as defined in the Original Schedule 13D).

SCHEDULE 13D

CUSIP No. 444097109

1	NAMES OF REPORTING PERSONS Blackstone Real Estate Partners VI.TE.1 L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 2,861,617*
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 2,861,617*
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,861,617*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.1%*
14	TYPE OF REPORTING PERSON (See Instructions) PN

*	Without regard to the Ownership Limitation (as defined in the Original Schedule 13D).

SCHEDULE 13D

CUSIP No. 444097109

1	NAMES OF REPORTING PERSONS Blackstone Real Estate Partners VI.TE.2 L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 5,999,483*
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 5,999,483*
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,999,483*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.3%*
14	TYPE OF REPORTING PERSON (See Instructions) PN

*	Without regard to the Ownership Limitation (as defined in the Original Schedule 13D).

SCHEDULE 13D

CUSIP No. 444097109

1	NAMES OF REPORTING PERSONS Blackstone Real Estate Partners VI (AV) L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 4,869,920*
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 4,869,920*
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,869,920*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.2%*
14	TYPE OF REPORTING PERSON (See Instructions) PN

*	Without regard to the Ownership Limitation (as defined in the Original Schedule 13D).

SCHEDULE 13D

CUSIP No. 444097109

1	NAMES OF REPORTING PERSONS Blackstone Real Estate Partners (AIV) VI L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 30,319*
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 30,319*
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 30,319*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.03%*
14	TYPE OF REPORTING PERSON (See Instructions) PN

*	Without regard to the Ownership Limitation (as defined in the Original Schedule 13D).

SCHEDULE 13D

CUSIP No. 444097109

1	NAMES OF REPORTING PERSONS Blackstone Real Estate Holdings VI L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 173,535*
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 173,535*
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 173,535*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.2%*
14	TYPE OF REPORTING PERSON (See Instructions) PN

*	Without regard to the Ownership Limitation (as defined in the Original Schedule 13D).

SCHEDULE 13D

CUSIP No. 444097109

1	NAMES OF REPORTING PERSONS Blackstone Family Real Estate Partnership VI – SMD L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 593,631*
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 593,631*
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 593,631*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.7%*
14	TYPE OF REPORTING PERSON (See Instructions) PN

*	Without regard to the Ownership Limitation (as defined in the Original Schedule 13D).

SCHEDULE 13D

CUSIP No. 444097109

1	NAMES OF REPORTING PERSONS Nantucket Services L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 31,736*
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 31,736*
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,736*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.04%*
14	TYPE OF REPORTING PERSON (See Instructions) OO

*	Without regard to the Ownership Limitation (as defined in the Original Schedule 13D).

SCHEDULE 13D

CUSIP No. 444097109

1	NAMES OF REPORTING PERSONS Blackhawk Services II LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 2,538,992*
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 2,538,992*
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,538,992*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.8%*
14	TYPE OF REPORTING PERSON (See Instructions) OO

*	Without regard to the Ownership Limitation (as defined in the Original Schedule 13D).

SCHEDULE 13D

CUSIP No. 444097109

1	NAMES OF REPORTING PERSONS Blackstone Real Estate Associates VI L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 23,587,306*
	8	SHARED VOTING POWER 2,538,992*
	9	SOLE DISPOSITIVE POWER 23,587,306*
	10	SHARED DISPOSITIVE POWER 2,538,992*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 26,126,298*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 23.3%*
14	TYPE OF REPORTING PERSON (See Instructions) PN

*	Without regard to the Ownership Limitation (as defined in the Original Schedule 13D).

SCHEDULE 13D

CUSIP No. 444097109

1	NAMES OF REPORTING PERSONS Blackstone Real Estate Associates V L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 35,131,212*
	8	SHARED VOTING POWER 2,570,728*
	9	SOLE DISPOSITIVE POWER 35,131,212*
	10	SHARED DISPOSITIVE POWER 2,570,728*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 37,701,940*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 30.9%*
14	TYPE OF REPORTING PERSON (See Instructions) PN

*	Without regard to the Ownership Limitation (as defined in the Original Schedule 13D).

SCHEDULE 13D

CUSIP No. 444097109

1	NAMES OF REPORTING PERSONS BREP V Side-by-Side GP L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 1,418,379*
	8	SHARED VOTING POWER 31,736*
	9	SOLE DISPOSITIVE POWER 1,418,379*
	10	SHARED DISPOSITIVE POWER 31,736*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,450,115*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.6%*
14	TYPE OF REPORTING PERSON (See Instructions) OO

*	Without regard to the Ownership Limitation (as defined in the Original Schedule 13D).

SCHEDULE 13D

CUSIP No. 444097109

1	NAMES OF REPORTING PERSONS BREP VI Side-by-Side GP L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 173,535*
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 173,535*
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 173,535*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.2%*
14	TYPE OF REPORTING PERSON (See Instructions) OO

*	Without regard to the Ownership Limitation (as defined in the Original Schedule 13D).

SCHEDULE 13D

CUSIP No. 444097109

1	NAMES OF REPORTING PERSONS Blackstone Family GP L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 593,631*
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 593,631*
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 593,631*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.7%*
14	TYPE OF REPORTING PERSON (See Instructions) OO

*	Without regard to the Ownership Limitation (as defined in the Original Schedule 13D).

SCHEDULE 13D

CUSIP No. 444097109

1	NAMES OF REPORTING PERSONS Blackstone Holdings II L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 36,581,327*
	8	SHARED VOTING POWER 2,538,992*
	9	SOLE DISPOSITIVE POWER 36,581,327*
	10	SHARED DISPOSITIVE POWER 2,538,992*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 39,120,319*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 31.7%*
14	TYPE OF REPORTING PERSON (See Instructions) PN

*	Without regard to the Ownership Limitation (as defined in the Original Schedule 13D).

SCHEDULE 13D

CUSIP No. 444097109

1	NAMES OF REPORTING PERSONS BREA V L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 35,131,212*
	8	SHARED VOTING POWER 2,570,728*
	9	SOLE DISPOSITIVE POWER 35,131,212*
	10	SHARED DISPOSITIVE POWER 2,570,728*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 37,701,940*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 30.9%*
14	TYPE OF REPORTING PERSON (See Instructions) OO

*	Without regard to the Ownership Limitation (as defined in the Original Schedule 13D).

SCHEDULE 13D

CUSIP No. 444097109

1	NAMES OF REPORTING PERSONS Blackstone Holdings III L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Quebec
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 23,760,841*
	8	SHARED VOTING POWER 2,538,992*
	9	SOLE DISPOSITIVE POWER 23,760,841*
	10	SHARED DISPOSITIVE POWER 2,538,992*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 26,299,833*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 23.4%*
14	TYPE OF REPORTING PERSON (See Instructions) PN

*	Without regard to the Ownership Limitation (as defined in the Original Schedule 13D).

SCHEDULE 13D

CUSIP No. 444097109

1	NAMES OF REPORTING PERSONS BREA VI L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 23,587,306*
	8	SHARED VOTING POWER 2,538,992*
	9	SOLE DISPOSITIVE POWER 23,587,306*
	10	SHARED DISPOSITIVE POWER 2,538,992*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 26,126,298*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 23.3%*
14	TYPE OF REPORTING PERSON (See Instructions) OO

*	Without regard to the Ownership Limitation (as defined in the Original Schedule 13D).

SCHEDULE 13D

CUSIP No. 444097109

1	NAMES OF REPORTING PERSONS Blackstone Holdings I/II GP Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 36,581,327*
	8	SHARED VOTING POWER 2,538,992*
	9	SOLE DISPOSITIVE POWER 36,581,327*
	10	SHARED DISPOSITIVE POWER 2,538,992*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 39,120,319*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 31.7%*
14	TYPE OF REPORTING PERSON (See Instructions) CO

*	Without regard to the Ownership Limitation (as defined in the Original Schedule 13D).

SCHEDULE 13D

CUSIP No. 444097109

1	NAMES OF REPORTING PERSONS Blackstone Holdings III GP L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 23,760,841*
	8	SHARED VOTING POWER 2,538,992*
	9	SOLE DISPOSITIVE POWER 23,760,841*
	10	SHARED DISPOSITIVE POWER 2,538,992*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 26,299,833*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 23.4%*
14	TYPE OF REPORTING PERSON (See Instructions) PN

*	Without regard to the Ownership Limitation (as defined in the Original Schedule 13D).

SCHEDULE 13D

CUSIP No. 444097109

1	NAMES OF REPORTING PERSONS Blackstone Holdings III GP Management L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 23,760,841*
	8	SHARED VOTING POWER 2,538,992*
	9	SOLE DISPOSITIVE POWER 23,760,841*
	10	SHARED DISPOSITIVE POWER 2,538,992*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 26,299,833*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 23.4%*
14	TYPE OF REPORTING PERSON (See Instructions) OO

*	Without regard to the Ownership Limitation (as defined in the Original Schedule 13D).

SCHEDULE 13D

CUSIP No. 444097109

1	NAMES OF REPORTING PERSONS The Blackstone Group L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 62,881,160*
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 62,881,160*
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 62,881,160*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 43.7%*
14	TYPE OF REPORTING PERSON (See Instructions) PN

*	Without regard to the Ownership Limitation (as defined in the Original Schedule 13D).

SCHEDULE 13D

CUSIP No. 444097109

1	NAMES OF REPORTING PERSONS Blackstone Group Management L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 62,881,160*
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 62,881,160*
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 62,881,160*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 43.7%*
14	TYPE OF REPORTING PERSON (See Instructions) OO

*	Without regard to the Ownership Limitation (as defined in the Original Schedule 13D).

SCHEDULE 13D

CUSIP No. 444097109

1	NAMES OF REPORTING PERSONS Stephen A. Schwarzman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 63,474,791*
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 63,474,791*
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 63,474,791*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 44.0%*
14	TYPE OF REPORTING PERSON (See Instructions) IN

*	Without regard to the Ownership Limitation (as defined in the Original Schedule 13D).

This Amendment No. 1 to Schedule 13D relates to shares of Common Stock, par value $0.01 per share (the “Common Stock”), of Hudson Pacific Properties, Inc., a Maryland corporation (the “Issuer”), and amends the initial statement on Schedule 13D filed on April 1, 2015 (the “Original Schedule 13D”, and, together with this Amendment No. 1, the “Schedule 13D”). Capitalized terms used but not defined in this Amendment No. 1 shall have the same meanings ascribed to them in the Original Schedule 13D.

Item 2. Identity and Background

Item 2 of the Schedule 13D is hereby amended and restated as follows

(a)-(b) Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons”. This statement is filed on behalf of:

(i)	HPP BREP V Holdco A LLC, a Delaware limited liability company,
(ii)	HPP BREP V.TE.1 Holdco A LLC, a Delaware limited liability company,
(iii)	HPP BREP V.TE.2 Holdco A LLC, a Delaware limited liability company,
(iv)	HPP BREP V.F Holdco A LLC, a Delaware limited liability company,
(v)	HPP BRE Holdings V Holdco A LLC, a Delaware limited liability company,
(vi)	HPP BREP VI.TE.1 Holdco A LLC, a Delaware limited liability company,
(vii)	HPP BREP VI Holdco A LLC, a Delaware limited liability company,
(viii)	HPP BREP VI.TE.2 Holdco A LLC, a Delaware limited liability company,
(ix)	HPP BREP VI AV Holdco A LLC, a Delaware limited liability company,
(x)	HPP BREP (AIV) VI Holdco A LLC, a Delaware limited liability company,
(xi)	HPP BRE Holdings VI Holdco A LLC, a Delaware limited liability company,
(xii)	HPP BFREP VI SMD Holdco A LLC, a Delaware limited liability company (collectively, together with the entities listed in clauses (i)-(xi), the “Holdco A Subsidiaries”),
(xiii)	HPP BREP V Holdco B LLC, a Delaware limited liability company,
(xiv)	HPP BREP V.TE.1 Holdco B LLC, a Delaware limited liability company,
(xv)	HPP BREP V.TE.2 Holdco B LLC, a Delaware limited liability company,
(xvi)	HPP BREP V.F Holdco B LLC, a Delaware limited liability company,
(xvii)	HPP BRE Holdings V Holdco B LLC, a Delaware limited liability company,
(xviii)	HPP BREP VI Holdco B LLC, a Delaware limited liability company,
(xix)	HPP BREP VI.TE.1 Holdco B LLC, a Delaware limited liability company,
(xx)	HPP BREP VI.TE.2 Holdco B LLC, a Delaware limited liability company,
(xxi)	HPP BREP VI AV Holdco B LLC, a Delaware limited liability company,
(xxii)	HPP BREP (AIV) VI Holdco B LLC, a Delaware limited liability company,
(xxiii)	HPP BRE Holdings VI Holdco B LLC, a Delaware limited liability company,
(xxiv)	HPP BFREP VI SMD Holdco B LLC, a Delaware limited liability company (collectively, together with the entities listed in clauses (xiii)-(xxiii), the “Holdco B Subsidiaries”; and collectively, together with the entities listed in clauses (i)-(xii), the “Holdco Subsidiaries”),
(xxv)	Blackstone Real Estate Partners V L.P., a Delaware limited partnership,
(xxvi)	Blackstone Real Estate Partners V.TE.1 L.P., a Delaware limited partnership,
(xxvii)	Blackstone Real Estate Partners V.TE.2 L.P., a Delaware limited partnership,
(xxviii)	Blackstone Real Estate Partners V.F L.P., a Delaware limited partnership,
(xxix)	Blackstone Real Estate Holdings V L.P., a Delaware limited partnership,
(xxx)	Blackstone Real Estate Partners VI L.P., a Delaware limited partnership,
(xxxi)	Blackstone Real Estate Partners VI.TE.1 L.P., a Delaware limited partnership,
(xxxii)	Blackstone Real Estate Partners VI.TE.2 L.P., a Delaware limited partnership,
(xxxiii)	Blackstone Real Estate Partners VI (AV) L.P., a Delaware limited partnership,
(xxxiv)	Blackstone Real Estate Partners (AIV) VI L.P., a Delaware limited partnership,
(xxxv)	Blackstone Real Estate Holdings VI L.P., a Delaware limited partnership,
(xxxvi)	Blackstone Family Real Estate Partnership VI – SMD L.P., a Delaware limited partnership (collectively, together with the entities listed in clauses (xxv-xxxvi), the “Contributing Sponsor Stockholders”),
(xxxvii)	Nantucket Services L.L.C., a Delaware limited liability company,

(xxxviii)	Blackhawk Services II LLC, a Delaware limited liability company (collectively, together with the entities listed in clauses (xxv)-(xxxvii), the “Sponsor Stockholders”),
(xxxix)	Blackstone Real Estate Associates VI L.P., a Delaware limited partnership,
(xl)	Blackstone Real Estate Associates V L.P., a Delaware limited partnership,
(xli)	BREP V Side-by-Side GP L.L.C., a Delaware limited liability company,
(xlii)	BREP VI Side-by-Side GP L.L.C., a Delaware limited liability company,
(xliii)	Blackstone Family GP L.L.C., a Delaware limited liability company,
(xliv)	Blackstone Holdings II L.P., a Delaware limited partnership,
(xlv)	BREA V L.L.C., a Delaware limited liability company,
(xlvi)	Blackstone Holdings III L.P., a Québec société en commandite,
(xlvii)	BREA VI L.L.C., a Delaware limited liability company,
(xlviii)	Blackstone Holdings I/II GP Inc., a Delaware corporation,
(xlix)	Blackstone Holdings III GP L.P., a Delaware limited partnership,
(l)	Blackstone Holdings III GP Management L.L.C., a Delaware limited liability company,
(li)	The Blackstone Group L.P., a Delaware limited partnership,
(lii)	Blackstone Group Management L.L.C., a Delaware limited liability company (each of the foregoing a “Blackstone entity”), and
(liii)	Stephen A. Schwarzman, a citizen of the United States of America.

The principal business address of each of the Blackstone entities and Mr. Schwarzman is c/o The Blackstone Group, 345 Park Avenue, New York, New York 10154.

(c) The principal business of the Sponsor Stockholders consists of making various real estate-related investments. Each of the Holdco Subsidiaries was formed to effect the transactions described in Items 3 and 6 below.

The principal business of Blackstone Real Estate Associates V L.P. is performing the functions of, and serving as, the general partner of Blackstone Real Estate Partners V L.P., Blackstone Real Estate Partners V.TE.1 L.P., Blackstone Real Estate Partners V.TE.2 L.P., Blackstone Real Estate Partners V.F L.P., and other affiliated Blackstone entities. The principal business of BREP V Side-by-Side GP L.L.C. is performing the functions of, and serving as, the general partner of Blackstone Real Estate Holdings V L.P. and other affiliated Blackstone entities.

The principal business of BREA V L.L.C. is performing the functions of, and serving as, the general partner of Blackstone Real Estate Associates V L.P. and other affiliated Blackstone entities.

The managing member of BREA V L.L.C. and sole member of BREP V Side-by-Side GP L.L.C. is Blackstone Holdings II L.P. The principal business of Blackstone Holdings II L.P. is performing the functions of, and serving as, the managing member (or similar position) and member or equity holder in various affiliated Blackstone entities. The principal business of Blackstone Holdings I/II GP Inc. is performing the functions of, and serving as, the general partner of Blackstone Holdings II L.P. and other affiliated Blackstone entities

The principal business of Blackstone Real Estate Associates VI L.P. is performing the functions of, and serving as, the general partner of Blackstone Real Estate Partners VI L.P., Blackstone Real Estate Partners VI.TE.1 L.P., Blackstone Real Estate Partners VI.TE.2 L.P., Blackstone Real Estate Partners VI (AV) L.P., Blackstone Real Estate Partners (AIV) VI L.P., and other affiliated Blackstone entities. The principal business of BREP VI Side-by-Side GP L.L.C. is performing the functions of, and serving as, the general partner of Blackstone Real Estate Holdings VI L.P. and other affiliated Blackstone entities.

The principal business of Blackstone Family GP L.L.C. is performing the functions of, and serving as, the general partner of Blackstone Family Real Estate Partnership VI – SMD L.P. and other affiliated Blackstone entities.

The principal business of BREA VI L.L.C. is performing the functions of, and serving as, the general partner of Blackstone Real Estate Associates VI L.P. and other affiliated Blackstone entities.

The managing member of BREA VI L.L.C. and sole member of BREP VI Side-by-Side GP L.L.C. is Blackstone Holdings III L.P. The principal business of Blackstone Holdings III L.P. is performing the functions of, and serving as, the managing member (or similar position) and member or equity holder in various affiliated Blackstone entities. The principal business of Blackstone Holdings III GP L.P. is performing the functions of, and serving as, the general partner of Blackstone Holdings III L.P. and other affiliated Blackstone entities. The principal business of Blackstone Holdings III GP Management L.L.C. is performing the functions of, and serving as, the general partner of Blackstone Holdings III GP L.P. and other affiliated Blackstone entities.

The principal business of The Blackstone Group L.P. is performing the functions of, and serving as, the sole shareholder of Blackstone Holdings I/II GP Inc., the sole member of Blackstone Holdings III GP Management L.L.C., and in a similar capacity for other affiliated Blackstone entities. The principal business of Blackstone Group Management L.L.C. is performing the functions of, and serving as, the general partner of The Blackstone Group L.P.

The principal occupation of Mr. Schwarzman is serving as an executive of Blackstone Group Management L.L.C.

(d) During the last five years, none of the Reporting Persons has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e) During the last five years, none of the Reporting Persons has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f) See items 2(a)-(b) above for place of organization or citizenship of each of the Reporting Persons.

Item 3. Source and Amount of Funds or Other Consideration

Item 3 of the Schedule 13D is hereby amended and supplemented as follows:

On December 31, 2015, the Contributing Sponsor Stockholders contributed all of their shares of Common Stock and OP Units to the Holdco Subsidiaries as follows: (i) Blackstone Real Estate Partners V L.P. contributed 1,913,567 shares of Common Stock and 5,426,289 OP Units to HPP BREP V Holdco A LLC and 6,740,703 OP Units to HPP BREP V Holdco B LLC, (ii) Blackstone Real Estate Partners V.TE.1 L.P contributed 669,716 shares of Common Stock and 1,899,111 OP Units to HPP BREP V.TE.1 Holdco A LLC and 2,359,132 OP Units to HPP BREP V.TE.1 Holdco B LLC, (iii) Blackstone Real Estate Partners V.TE.2 L.P. contributed 1,720,620 shares of Common Stock and 4,879,148 OP Units to HPP BREP V.TE.2 Holdco A LLC and 6,061,030 OP Units to HPP BREP V.TE.2 Holdco B LLC, (iv) Blackstone Real Estate Partners V.F L.P. contributed 470,476 shares of Common Stock and 1,334,127 OP Units to HPP BREP V.F Holdco A LLC and 1,657,293 OP Units to HPP BREP V.F Holdco B LLC, (v) Blackstone Real Estate Holdings V L.P. contributed 192,760 shares of Common Stock and 546,960 OP Units to HPP BRE Holdings V Holdco A LLC and 678,659 OP Units to HPP BRE Holdings V Holdco B LLC, (vi) Blackstone Real Estate Partners VI L.P. contributed 1,335,362 shares of Common Stock and 3,782,328 OP Units to HPP BREP VI Holdco A LLC and 4,708,277 OP Units to HPP BREP VI Holdco B LLC, (vii) Blackstone Real Estate Partners VI.TE.1 L.P. contributed 388,898 shares of Common Stock and 1,101,527 OP Units to HPP BREP VI.TE.1 Holdco A LLC and 1,371,192 OP Units to HPP BREP VI.TE.1 Holdco B LLC, (viii) Blackstone Real Estate Partners VI.TE.2 L.P. contributed 815,338 shares of Common Stock and 2,309,392 OP Units to HPP BREP VI.TE.2 Holdco A LLC and 2,874,753 OP Units to HPP BREP VI.TE.2 Holdco B LLC, (ix) Blackstone Real Estate Partners VI (AV) L.P. contributed 661,829 shares of Common Stock and 1,874,587 OP Units to HPP BREP VI AV Holdco A LLC and 2,333,504 OP Units to HPP BREP VI AV Holdco B LLC, (x) Blackstone Real Estate Partners (AIV) VI L.P. contributed 4,120 shares of Common Stock and 11,671 OP Units to HPP BREP (AIV) VI Holdco A LLC and 14,528 OP Units to HPP BREP (AIV) VI Holdco B LLC, (xi) Blackstone Real Estate Holdings VI L.P. contributed 23,584 shares of Common Stock and 66,799 OP Units to HPP BRE Holdings VI Holdco A LLC and 83,152 OP Units to HPP BRE Holdings VI Holdco B LLC and (xii) Blackstone Family Real Estate Partnership VI – SMD L.P. contributed 80,675 shares of Common Stock and 228,507 OP Units to HPP BFREP VI SMD Holdco A LLC and 284,449 OP Units to HPP BFREP VI SMD Holdco B LLC. No consideration was paid by the Contributing Sponsor Stockholders to the Holdco Subsidiaries in connection with such contributions.

Item 5. Interest in Securities of the Issuer.

Item 5 of the Schedule 13D are hereby amended and restated as follows:

The information set forth or incorporated in Items 2, 3, 4 and 6 of the Schedule 13D is hereby incorporated by reference in its entirety into this Item 5.

(a) and (b). Calculations of the percentage of shares of Common Stock beneficially owned assumes that there are a total of 89,491,762 shares of Common Stock outstanding as of November 4, 2015, as reported in the Issuer’s Form 10-Q for the quarterly period ended September 30, 2015, and takes into account the number of OP Units that may be deemed to be beneficially owned by the Reporting Persons, as applicable. Pursuant to the terms of the limited partnership agreement of the Operating Partnership, and subject to certain requirements and restrictions, OP Units are redeemable for shares of Common Stock, on a one-for-one basis, or, at the option of the Issuer, cash.

The aggregate number and percentage of shares of Common Stock beneficially owned by each Reporting Person and, for each Reporting Person, the number of shares as to which there is sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition, or shared power to dispose or to direct the disposition are set forth on rows 7 through 11 and row 13 of the cover pages of the Schedule 13D and are incorporated herein by reference. The amounts set forth on the cover pages of the Schedule 13D are without regard to the Ownership Limitation (as defined below).

Notwithstanding the above, the number of shares of Common Stock for which the OP Units are exchangeable is limited pursuant to the Ownership Limitation. As of the date hereof, 45,767,735 OP Units that would otherwise be exchangeable may not be exchanged for shares of Common Stock as a result of the Ownership Limitation.

As of the date hereof, taking into account the contributions described in Item 3 hereof:

•	HPP BREP V Holdco A LLC directly owns 1,913,567 shares of Common Stock and 5,426,289 OP Units, HPP BREP V.TE.1 Holdco A LLC directly owns 669,716 shares of Common Stock and 1,899,111 OP Units, Blackstone HPP BREP V.TE.2 Holdco A LLC directly owns 1,720,620 shares of Common Stock and 4,879,148 OP Units, HPP BREP V.F Holdco A LLC directly owns 470,476 shares of Common Stock and 1,334,127 OP Units, HPP BRE Holdings V Holdco A LLC directly owns 192,760 shares of Common Stock and 546,960 OP Units, HPP BREP VI Holdco A LLC directly owns 1,335,362 shares of Common Stock and 3,782,328 OP Units, HPP BREP VI.TE.1 Holdco A LLC directly owns 388,898 shares of Common Stock and 1,101,527 OP Units, HPP BREP VI.TE.2 Holdco A LLC directly owns 815,338 shares of Common Stock and 2,309,392 OP Units, HPP BREP VI AV Holdco A LLC directly owns 661,829 shares of Common Stock and 1,874,587 OP Units, HPP BREP (AIV) VI Holdco A LLC directly owns 4,120 shares of Common Stock and 11,671 OP Units, HPP BRE Holdings VI Holdco A LLC directly owns 23,584 shares of Common Stock and 66,799 OP Units and HPP BFREP VI SMD Holdco A LLC directly owns 80,675 shares of Common Stock and 228,507 OP Units;

•	HPP BREP V Holdco B LLC directly owns 6,740,703 OP Units, HPP BREP V.TE.1 Holdco B LLC directly owns 2,359,132 OP Units, Blackstone HPP BREP V.TE.2 Holdco B LLC directly owns 6,061,030 OP Units, HPP BREP V.F Holdco B LLC directly owns 1,657,293 OP Units, HPP BRE Holdings V Holdco B LLC directly owns 678,659 OP Units, HPP BREP VI Holdco B LLC directly owns 4,708,277 OP Units, HPP BREP VI.TE.1 Holdco B LLC directly owns 1,371,192 OP Units, HPP BREP VI.TE.2 Holdco B LLC directly owns 2,874,753 OP Units, HPP BREP VI AV Holdco B LLC directly owns 2,333,504 OP Units, HPP BREP (AIV) VI Holdco B LLC directly owns 14,528 OP Units, HPP BRE Holdings VI Holdco B LLC directly owns 83,152 OP Units and HPP BFREP VI SMD Holdco B LLC directly owns 284,449 OP Units;

•	Nantucket Services L.L.C. directly owns 4,313 shares of Common Stock and 27,423 OP Units and Blackhawk Services II LLC directly owns 345,053 shares of Common Stock and 2,193,939 OP Units.

The sole member of HPP BREP V Holdco A LLC and HPP BREP V Holdco B LLC is Blackstone Real Estate Partners V L.P.

The sole member of HPP BREP V.TE.1 Holdco A LLC and HPP BREP V.TE.1 Holdco B LLC is Blackstone Real Estate Partners V.TE.1 L.P.

The sole member of HPP BREP V.TE.2 Holdco A LLC and HPP BREP V.TE.2 Holdco B LLC is Blackstone Real Estate Partners V.TE.2 L.P.

The sole member of HPP BREP V.F Holdco A LLC and HPP BREP V.F Holdco B LLC is Blackstone Real Estate Partners V.F L.P.

The sole member of HPP BRE Holdings V Holdco A LLC and HPP BRE Holdings V Holdco B LLC is Blackstone Real Estate Holdings V L.P.

The sole member of HPP BREP VI Holdco A LLC and HPP BREP VI Holdco B LLC is Blackstone Real Estate Partners VI L.P.

The sole member of HPP BREP VI.TE.1 Holdco A LLC and HPP BREP VI.TE.1 Holdco B LLC is Blackstone Real Estate Partners VI.TE.1 L.P.

The sole member of HPP BREP VI.TE.2 Holdco A LLC and HPP BREP VI.TE.2 Holdco B LLC is Blackstone Real Estate Partners VI.TE.2 L.P.

The sole member of HPP BREP VI AV Holdco A LLC and HPP BREP VI AV Holdco B LLC is Blackstone Real Estate Partners VI (AV) L.P.

The sole member of HPP BREP (AIV) VI Holdco A LLC and HPP BREP (AIV) VI Holdco B LLC is Blackstone Real Estate Partners (AIV) VI L.P.

The sole member of HPP BRE Holdings VI Holdco A LLC and HPP BRE Holdings VI Holdco B LLC is Blackstone Real Estate Holdings VI L.P.

The sole member of HPP BFREP VI SMD Holdco A LLC and HPP BFREP VI SMD Holdco B LLC is Blackstone Family Real Estate Partnership VI - SMD L.P.

The manager of Nantucket Services L.L.C. is, acting collectively and unanimously, Blackstone Real Estate Partners V L.P., Blackstone Real Estate Partners V.TE.1 L.P., Blackstone Real Estate Partners V.TE.2 L.P., Blackstone Real Estate Partners V.F L.P. and Blackstone Real Estate Holdings V L.P.

The manager of Blackhawk Services II LLC is, acting collectively and unanimously, Blackstone Real Estate Partners V L.P. and Blackstone Real Estate Partners VI L.P.

The general partner of each of Blackstone Real Estate Partners V L.P., Blackstone Real Estate Partners V.TE.1 L.P., Blackstone Real Estate Partners V.TE.2 L.P. and Blackstone Real Estate Partners V.F L.P. is Blackstone Real Estate Associates V L.P. The general partner of Blackstone Real Estate Holdings V L.P. is BREP V Side-by-Side GP L.L.C. The general partner of Blackstone Real Estate Associates V L.P. is BREA V L.L.C. The sole member of BREP V Side-by-Side GP L.L.C., and the managing member of BREA V L.L.C., is Blackstone Holdings II L.P.

The general partner of each of Blackstone Real Estate Partners VI L.P., Blackstone Real Estate Partners VI.TE.1 L.P., Blackstone Real Estate Partners VI.TE.2 L.P., Blackstone Real Estate Partners VI (AV) L.P. and Blackstone Real Estate Partners (AIV) VI L.P. is Blackstone Real Estate Associates VI L.P. The general partner of Blackstone Real Estate Holdings VI L.P. is BREP VI Side-by-Side GP L.L.C. The general partner of Blackstone Real Estate Associates VI L.P. is BREA VI L.L.C. The sole member of BREP VI Side-by-Side GP L.L.C., and the managing member of BREA VI L.L.C. is Blackstone Holdings III L.P.

The general partner of Blackstone Family Real Estate Partnership VI – SMD L.P. is Blackstone Family GP L.L.C., which is in turn, wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman.

The general partner of Blackstone Holdings II L.P. is Blackstone Holdings I/II GP Inc. The sole shareholder of Blackstone Holdings I/II GP Inc. is The Blackstone Group L.P.

The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P.

The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman.

Neither the filing of the Schedule 13D nor any of its contents shall be deemed to constitute an admission that any of the Reporting Persons is the beneficial owner of the shares of Common Stock referred to herein, including any shares subject to the Ownership Limitation, for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or for any other purpose, and such beneficial ownership is expressly disclaimed (other than by the Sponsor Stockholders or Holdco Subsidiaries, to the extent they directly hold shares of Common Stock and/or OP Units reported on the Schedule 13D that are not subject to the Ownership Limitation). The filing of this statement should not be construed to be an admission that any member of the Reporting Persons are members of a “group” for the purposes of Sections 13(d) and 13(g) of the Exchange Act.

(c) Except as set forth in Item 3 of the Schedule 13D, none of the Reporting Persons has effected any transaction in the past 60 days in the shares of Common Stock.

(d) To the best knowledge of the Reporting Persons, no person other than the Reporting Persons has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities beneficially owned by the Reporting Persons identified in this Item 5.

(e) Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

Item 6 of the Schedule 13D is hereby supplemented as follows:

Joinder Agreement

In connection with the contributions described in Item 3 hereof, the Contributing Sponsor Stockholders have assigned to the Holdco Subsidiaries their rights and obligations under the Registration Rights Agreement, Partnership Agreement and Stockholders Agreement pursuant to a joinder agreement (the “Joinder Agreement”), dated as of December 31, 2015, among the Holdco Subsidiaries, the Issuer and the Operating Partnership.

Margin Loan Facility

Blackstone Real Estate Partners V L.P.’s wholly-owned subsidiary, HPP BREP V HOLDCO A LLC (the “Borrower”), entered into (i) a Margin Loan Agreement dated as of December 29, 2015 (the “Loan Agreement”) with Citibank, N.A., as administrative agent and lender, and the lenders party thereto from time to time (each, a “Lender”), and (ii) Pledge and Security Agreements dated as of December 31, 2015 (the “Closing Date”), pursuant to which the Borrower pledged on the Closing Date all of the Common Stock and OP Units owned by it, and its rights under the Registration Rights Agreement, as collateral to secure repayment of amounts outstanding under the Loan Agreement, and may be required to post additional collateral in certain circumstances (the “Borrower Pledge Agreements”); as of the Closing Date, each of the Holdco A Subsidiaries entered into (i) with each Lender, a Pledge and Security Agreement pursuant to which each of the Holdco A Subsidiaries pledged on the Closing Date all of the Common Stock and OP Units owned by it, and its rights under the Registration Rights Agreement, as collateral to secure repayment of amounts outstanding under the Loan Agreement, and may be required to post additional collateral in certain circumstances (each, a “Guarantor Pledge Agreement” and, collectively with the Borrower Pledge Agreements, the “Pledge Agreements”) and (ii) with the administrative agent and the Lenders, a Guarantee of even date of the Borrower’s obligations under the Loan Agreement (each, a “Holdco A Guarantee”); and as of the Closing Date, each of the Holdco B Subsidiaries entered into with the administrative agent and the Lenders, a Guarantee of even date of the Borrower’s obligations under the Loan Agreement (each, a “Holdco B Guarantee” and, collectively with the Holdco A Guarantees, the Loan Agreement and the Pledge Agreements, the “Loan Documents”).

As of the Closing Date, the Borrower has borrowed an aggregate of $350.0 million under the Loan Agreement. Subject to the satisfaction of certain conditions, including the pledge of OP Units by the Holdco B Subsidiaries referenced below, the Borrower may borrow up to an additional $150.0 million on or after March 1, 2016. Pursuant to the Pledge Agreements, to secure borrowings under the Loan Agreement, the Borrower and the Holdco A Subsidiaries have collectively pledged 8,276,945 shares of Common Stock and 23,460,446 OP Units. In addition, the Holdco B Subsidiaries have agreed to pledge, within 10 business days following March 1, 2016, an additional 29,166,672 OP Units, and their respective rights under the Registration Rights Agreement, pursuant to pledge and security agreements substantially similar to the Pledge Agreements.

The loans mature on or about December 31, 2017, but the maturity date may be extended to December 31, 2018 at the election of the Borrower. Upon the occurrence of certain events that are customary for this type of loan, the Lenders may exercise their rights to require the Borrower to pre-pay the loan proceeds, post additional collateral, or foreclose on, and dispose of, the pledged shares of Common Stock and pledged OP Units in accordance with the Loan Documents.

Letter Agreements

In connection with entry into the Loan Documents described above, the Borrower, the Holdco A Subsidiaries and the Holdco B Subsidiaries entered into a letter agreement with each Lender, the Issuer and the Operating Partnership in which the Borrower, the Holdco A Subsidiaries and the Holdco B Subsidiaries have agreed to, among other things, take specified administrative actions in connection with any exchange of pledged OP Units by such Lender upon an exercise of remedies under the Loan Documents.

Item 7. Material to Be Filed as Exhibits.

Exhibit A Joint Filing Agreement, dated as of January 5, 2016, by and among the Reporting Persons (filed herewith).

SIGNATURES

After reasonable inquiry and to the best of its or his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: January 5, 2016

HPP BREP V HOLDCO A LLC

By:	/s/ Michael Lascher
Name:	Michael Lascher
Title:	Managing Director

HPP BREP V HOLDCO B LLC

By:	/s/ Michael Lascher
Name:	Michael Lascher
Title:	Managing Director

HPP BREP V.F HOLDCO A LLC

By:	/s/ Michael Lascher
Name:	Michael Lascher
Title:	Managing Director

HPP BREP V.F HOLDCO B LLC

By:	/s/ Michael Lascher
Name:	Michael Lascher
Title:	Managing Director

HPP BREP V.TE.1 HOLDCO A LLC

By:	/s/ Michael Lascher
Name:	Michael Lascher
Title:	Managing Director

HPP BREP V.TE.1 HOLDCO B LLC

By:	/s/ Michael Lascher
Name:	Michael Lascher
Title:	Managing Director

HPP BREP V.TE.2 HOLDCO A LLC

By:	/s/ Michael Lascher
Name:	Michael Lascher
Title:	Managing Director

HPP BREP V.TE.2 HOLDCO B LLC

By:	/s/ Michael Lascher
Name:	Michael Lascher
Title:	Managing Director

HPP BRE HOLDINGS V HOLDCO A LLC

By:	/s/ Michael Lascher
Name:	Michael Lascher
Title:	Managing Director

HPP BRE HOLDINGS V HOLDCO B LLC

By:	/s/ Michael Lascher
Name:	Michael Lascher
Title:	Managing Director

HPP BREP VI HOLDCO A LLC

By:	/s/ Michael Lascher
Name:	Michael Lascher
Title:	Managing Director

HPP BREP VI HOLDCO B LLC

By:	/s/ Michael Lascher
Name:	Michael Lascher
Title:	Managing Director

HPP BFREP VI SMD HOLDCO A LLC

By:	/s/ Michael Lascher
Name:	Michael Lascher
Title:	Managing Director

HPP BFREP VI SMD HOLDCO B LLC

By:	/s/ Michael Lascher
Name:	Michael Lascher
Title:	Managing Director

HPP BRE HOLDINGS VI HOLDCO A LLC

By:	/s/ Michael Lascher
Name:	Michael Lascher
Title:	Managing Director

HPP BRE HOLDINGS VI HOLDCO B LLC

By:	/s/ Michael Lascher
Name:	Michael Lascher
Title:	Managing Director

HPP BREP VI.TE.1 HOLDCO A LLC

By:	/s/ Michael Lascher
Name:	Michael Lascher
Title:	Managing Director

HPP BREP VI.TE.1 HOLDCO B LLC

By:	/s/ Michael Lascher
Name:	Michael Lascher
Title:	Managing Director

HPP BREP VI.TE.2 HOLDCO A LLC

By:	/s/ Michael Lascher
Name:	Michael Lascher
Title:	Managing Director

HPP BREP VI.TE.2 HOLDCO B LLC

By:	/s/ Michael Lascher
Name:	Michael Lascher
Title:	Managing Director

HPP BREP VI AV HOLDCO A LLC

By:	/s/ Michael Lascher
Name:	Michael Lascher
Title:	Managing Director

HPP BREP VI AV HOLDCO B LLC

By:	/s/ Michael Lascher
Name:	Michael Lascher
Title:	Managing Director

HPP BREP (AIV) VI HOLDCO A LLC

By:	/s/ Michael Lascher
Name:	Michael Lascher
Title:	Managing Director

HPP BREP (AIV) VI HOLDCO B LLC

By:	/s/ Michael Lascher
Name:	Michael Lascher
Title:	Managing Director

BLACKSTONE REAL ESTATE PARTNERS V L.P.

By:	Blackstone Real Estate Associates V L.P., its general partner
By:	BREA V L.L.C., its general partner

By:	/s/ Frank Cohen
Name:	Frank Cohen
Title:	Senior Managing Director

BLACKSTONE REAL ESTATE PARTNERS V.TE.1 L.P.

By:	Blackstone Real Estate Associates V L.P., its general partner
By:	BREA V L.L.C., its general partner

By:	/s/ Frank Cohen
Name:	Frank Cohen
Title:	Senior Managing Director

BLACKSTONE REAL ESTATE PARTNERS V.TE.2 L.P.

By:	Blackstone Real Estate Associates V L.P., its general partner
By:	BREA V L.L.C., its general partner

By:	/s/ Frank Cohen
Name:	Frank Cohen
Title:	Senior Managing Director

BLACKSTONE REAL ESTATE PARTNERS V.F L.P.

By:	Blackstone Real Estate Associates V L.P., its general partner
By:	BREA V L.L.C., its general partner

By:	/s/ Frank Cohen
Name:	Frank Cohen
Title:	Senior Managing Director

BLACKSTONE REAL ESTATE HOLDINGS V L.P.

By:	BREP V Side-by-Side GP L.L.C., its general partner

By:	/s/ Frank Cohen
Name:	Frank Cohen
Title:	Senior Managing Director

BLACKSTONE REAL ESTATE PARTNERS VI L.P.

By:	Blackstone Real Estate Associates VI L.P., its general partner
By:	BREA VI L.L.C., its general partner

By:	/s/ Frank Cohen
Name:	Frank Cohen
Title:	Senior Managing Director

BLACKSTONE REAL ESTATE PARTNERS VI.TE.1 L.P.

By:	Blackstone Real Estate Associates VI L.P., its general partner
By:	BREA VI L.L.C., its general partner

By:	/s/ Frank Cohen
Name:	Frank Cohen
Title:	Senior Managing Director

BLACKSTONE REAL ESTATE PARTNERS VI.TE.2 L.P.

By:	Blackstone Real Estate Associates VI L.P., its general partner
By:	BREA VI L.L.C., its general partner

By:	/s/ Frank Cohen
Name:	Frank Cohen
Title:	Senior Managing Director

BLACKSTONE REAL ESTATE PARTNERS VI (AV) L.P.

By:	Blackstone Real Estate Associates VI L.P., its general partner
By:	BREA VI L.L.C., its general partner

By:	/s/ Frank Cohen
Name:	Frank Cohen
Title:	Senior Managing Director

BLACKSTONE REAL ESTATE PARTNERS (AIV) VI L.P.

By:	Blackstone Real Estate Associates VI L.P., its general partner
By:	BREA VI L.L.C., its general partner

By:	/s/ Frank Cohen
Name:	Frank Cohen
Title:	Senior Managing Director

BLACKSTONE REAL ESTATE HOLDINGS VI L.P.

By:	BREP VI Side-by-Side GP L.L.C., its general partner

By:	/s/ Frank Cohen
Name:	Frank Cohen
Title:	Senior Managing Director

BLACKSTONE FAMILY REAL ESTATE PARTNERSHIP VI – SMD L.P.

By:	Blackstone Family GP L.L.C., its general partner

By:	/s/ Frank Cohen
Name:	Frank Cohen
Title:	Senior Managing Director

NANTUCKET SERVICES L.L.C.

By:	/s/ Frank Cohen
Name:	Frank Cohen
Title:	Senior Managing Director

BLACKHAWK SERVICES II LLC

By:	/s/ Frank Cohen
Name:	Frank Cohen
Title:	Senior Managing Director

BLACKSTONE REAL ESTATE ASSOCIATES V L.P.

By:	BREA V L.L.C., its general partner

By:	/s/ Frank Cohen
Name:	Frank Cohen
Title:	Senior Managing Director

BLACKSTONE REAL ESTATE ASSOCIATES VI L.P.

By:	BREA VI L.L.C., its general partner

By:	/s/ Frank Cohen
Name:	Frank Cohen
Title:	Senior Managing Director

BREP V SIDE-BY-SIDE GP L.L.C.

By:	/s/ Frank Cohen
Name:	Frank Cohen
Title:	Senior Managing Director

BREP VI SIDE-BY-SIDE GP L.L.C.

By:	/s/ Frank Cohen
Name:	Frank Cohen
Title:	Senior Managing Director

BLACKSTONE FAMILY GP L.L.C.

By:	/s/ Frank Cohen
Name:	Frank Cohen
Title:	Senior Managing Director

BLACKSTONE HOLDINGS II L.P.

By:	Blackstone Holdings I/II GP Inc., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BREA V L.L.C.

By:	/s/ Frank Cohen
Name:	Frank Cohen
Title:	Senior Managing Director

BREA VI L.L.C.

By:	/s/ Frank Cohen
Name:	Frank Cohen
Title:	Senior Managing Director

BLACKSTONE HOLDINGS III L.P.

By:	Blackstone Holdings III GP L.P., its general partner
By:	Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS I/II GP INC.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS III GP L.P.

By:	Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS III GP MANAGEMENT L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

THE BLACKSTONE GROUP L.P.

By:	Blackstone Group Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE GROUP MANAGEMENT L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

/s/ Stephen A. Schwarzman
Stephen A. Schwarzman

EXHIBIT A

JOINT FILING AGREEMENT

Pursuant to and in accordance with the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”) the undersigned hereby agree to the joint filing on behalf of each of them of any filing required by such party under Section 13 of the Exchange Act or any rule or regulation thereunder (including any amendment, restatement, supplement, and/or exhibit thereto) with respect to securities of Hudson Pacific Properties, Inc., a Maryland corporation, and further agree to the filing, furnishing, and/or incorporation by reference of this Agreement as an exhibit thereto. Each of them is responsible for the timely filing of such filings and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Agreement shall remain in full force and effect until revoked by any party hereto in a signed writing provided to each other party hereto, and then only with respect to such revoking party. This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

Dated: January 5, 2016

HPP BREP V HOLDCO A LLC

By:	/s/ Michael Lascher
Name:	Michael Lascher
Title:	Managing Director

HPP BREP V HOLDCO B LLC

By:	/s/ Michael Lascher
Name:	Michael Lascher
Title:	Managing Director

HPP BREP V.F HOLDCO A LLC

By:	/s/ Michael Lascher
Name:	Michael Lascher
Title:	Managing Director

HPP BREP V.F HOLDCO B LLC

By:	/s/ Michael Lascher
Name:	Michael Lascher
Title:	Managing Director

HPP BREP V.TE.1 HOLDCO A LLC

By:	/s/ Michael Lascher
Name:	Michael Lascher
Title:	Managing Director

HPP BREP V.TE.1 HOLDCO B LLC

By:	/s/ Michael Lascher
Name:	Michael Lascher
Title:	Managing Director

HPP BREP V.TE.2 HOLDCO A LLC

By:	/s/ Michael Lascher
Name:	Michael Lascher
Title:	Managing Director

HPP BREP V.TE.2 HOLDCO B LLC

By:	/s/ Michael Lascher
Name:	Michael Lascher
Title:	Managing Director

HPP BRE HOLDINGS V HOLDCO A LLC

By:	/s/ Michael Lascher
Name:	Michael Lascher
Title:	Managing Director

HPP BRE HOLDINGS V HOLDCO B LLC

By:	/s/ Michael Lascher
Name:	Michael Lascher
Title:	Managing Director

HPP BREP VI HOLDCO A LLC

By:	/s/ Michael Lascher
Name:	Michael Lascher
Title:	Managing Director

HPP BREP VI HOLDCO B LLC

By:	/s/ Michael Lascher
Name:	Michael Lascher
Title:	Managing Director

HPP BFREP VI SMD HOLDCO A LLC

By:	/s/ Michael Lascher
Name:	Michael Lascher
Title:	Managing Director

HPP BFREP VI SMD HOLDCO B LLC

By:	/s/ Michael Lascher
Name:	Michael Lascher
Title:	Managing Director

HPP BRE HOLDINGS VI HOLDCO A LLC

By:	/s/ Michael Lascher
Name:	Michael Lascher
Title:	Managing Director

HPP BRE HOLDINGS VI HOLDCO B LLC

By:	/s/ Michael Lascher
Name:	Michael Lascher
Title:	Managing Director

HPP BREP VI.TE.1 HOLDCO A LLC

By:	/s/ Michael Lascher
Name:	Michael Lascher
Title:	Managing Director

HPP BREP VI.TE.1 HOLDCO B LLC

By:	/s/ Michael Lascher
Name:	Michael Lascher
Title:	Managing Director

HPP BREP VI.TE.2 HOLDCO A LLC

By:	/s/ Michael Lascher
Name:	Michael Lascher
Title:	Managing Director

HPP BREP VI.TE.2 HOLDCO B LLC

By:	/s/ Michael Lascher
Name:	Michael Lascher
Title:	Managing Director

HPP BREP VI AV HOLDCO A LLC

By:	/s/ Michael Lascher
Name:	Michael Lascher
Title:	Managing Director

HPP BREP VI AV HOLDCO B LLC

By:	/s/ Michael Lascher
Name:	Michael Lascher
Title:	Managing Director

HPP BREP (AIV) VI HOLDCO A LLC

By:	/s/ Michael Lascher
Name:	Michael Lascher
Title:	Managing Director

HPP BREP (AIV) VI HOLDCO B LLC

By:	/s/ Michael Lascher
Name:	Michael Lascher
Title:	Managing Director

BLACKSTONE REAL ESTATE PARTNERS V L.P.

By:	Blackstone Real Estate Associates V L.P., its general partner
By:	BREA V L.L.C., its general partner

By:	/s/ Frank Cohen
Name:	Frank Cohen
Title:	Senior Managing Director

BLACKSTONE REAL ESTATE PARTNERS V.TE.1 L.P.

By:	Blackstone Real Estate Associates V L.P., its general partner
By:	BREA V L.L.C., its general partner

By:	/s/ Frank Cohen
Name:	Frank Cohen
Title:	Senior Managing Director

BLACKSTONE REAL ESTATE PARTNERS V.TE.2 L.P.

By:	Blackstone Real Estate Associates V L.P., its general partner
By:	BREA V L.L.C., its general partner

By:	/s/ Frank Cohen
Name:	Frank Cohen
Title:	Senior Managing Director

BLACKSTONE REAL ESTATE PARTNERS V.F L.P.

By:	Blackstone Real Estate Associates V L.P., its general partner
By:	BREA V L.L.C., its general partner

By:	/s/ Frank Cohen
Name:	Frank Cohen
Title:	Senior Managing Director

BLACKSTONE REAL ESTATE HOLDINGS V L.P.

By:	BREP V Side-by-Side GP L.L.C., its general partner

By:	/s/ Frank Cohen
Name:	Frank Cohen
Title:	Senior Managing Director

BLACKSTONE REAL ESTATE PARTNERS VI L.P.

By:	Blackstone Real Estate Associates VI L.P., its general partner
By:	BREA VI L.L.C., its general partner

By:	/s/ Frank Cohen
Name:	Frank Cohen
Title:	Senior Managing Director

BLACKSTONE REAL ESTATE PARTNERS VI.TE.1 L.P.

By:	Blackstone Real Estate Associates VI L.P., its general partner
By:	BREA VI L.L.C., its general partner

By:	/s/ Frank Cohen
Name:	Frank Cohen
Title:	Senior Managing Director

BLACKSTONE REAL ESTATE PARTNERS VI.TE.2 L.P.

By:	Blackstone Real Estate Associates VI L.P., its general partner
By:	BREA VI L.L.C., its general partner

By:	/s/ Frank Cohen
Name:	Frank Cohen
Title:	Senior Managing Director

BLACKSTONE REAL ESTATE PARTNERS VI (AV) L.P.

By:	Blackstone Real Estate Associates VI L.P., its general partner
By:	BREA VI L.L.C., its general partner

By:	/s/ Frank Cohen
Name:	Frank Cohen
Title:	Senior Managing Director

BLACKSTONE REAL ESTATE PARTNERS (AIV) VI L.P.

By:	Blackstone Real Estate Associates VI L.P., its general partner
By:	BREA VI L.L.C., its general partner

By:	/s/ Frank Cohen
Name:	Frank Cohen
Title:	Senior Managing Director

BLACKSTONE REAL ESTATE HOLDINGS VI L.P.

By:	BREP VI Side-by-Side GP L.L.C., its general partner

By:	/s/ Frank Cohen
Name:	Frank Cohen
Title:	Senior Managing Director

BLACKSTONE FAMILY REAL ESTATE PARTNERSHIP VI – SMD L.P.

By:	Blackstone Family GP L.L.C., its general partner

By:	/s/ Frank Cohen
Name:	Frank Cohen
Title:	Senior Managing Director

NANTUCKET SERVICES L.L.C.

By:	/s/ Frank Cohen
Name:	Frank Cohen
Title:	Senior Managing Director

BLACKHAWK SERVICES II LLC

By:	/s/ Frank Cohen
Name:	Frank Cohen
Title:	Senior Managing Director

BLACKSTONE REAL ESTATE ASSOCIATES V L.P.

By:	BREA V L.L.C., its general partner

By:	/s/ Frank Cohen
Name:	Frank Cohen
Title:	Senior Managing Director

BLACKSTONE REAL ESTATE ASSOCIATES VI L.P.

By:	BREA VI L.L.C., its general partner

By:	/s/ Frank Cohen
Name:	Frank Cohen
Title:	Senior Managing Director

BREP V SIDE-BY-SIDE GP L.L.C.

By:	/s/ Frank Cohen
Name:	Frank Cohen
Title:	Senior Managing Director

BREP VI SIDE-BY-SIDE GP L.L.C.

By:	/s/ Frank Cohen
Name:	Frank Cohen
Title:	Senior Managing Director

BLACKSTONE FAMILY GP L.L.C.

By:	/s/ Frank Cohen
Name:	Frank Cohen
Title:	Senior Managing Director

BLACKSTONE HOLDINGS II L.P.

By:	Blackstone Holdings I/II GP Inc., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BREA V L.L.C.

By:	/s/ Frank Cohen
Name:	Frank Cohen
Title:	Senior Managing Director

BREA VI L.L.C.

By:	/s/ Frank Cohen
Name:	Frank Cohen
Title:	Senior Managing Director

BLACKSTONE HOLDINGS III L.P.

By:	Blackstone Holdings III GP L.P., its general partner
By:	Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS I/II GP INC.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS III GP L.P.

By:	Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS III GP MANAGEMENT L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

THE BLACKSTONE GROUP L.P.

By:	Blackstone Group Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE GROUP MANAGEMENT L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

/s/ Stephen A. Schwarzman
Stephen A. Schwarzman